   As filed with the Securities and Exchange Commission on December 29, 2000

                                                   Registration No. 333-[      ]

--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             BRANDYWINE REALTY TRUST
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


            Maryland                                             23-2413352
-------------------------------                              -------------------
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)


                               14 Campus Boulevard
                       Newtown Square, Pennsylvania 19073
                                 (610) 325-5600

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                Gerard H. Sweeney
                      President and Chief Executive Officer
                               14 Campus Boulevard
                       Newtown Square, Pennsylvania 19073
                                 (610) 325-5600

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                          Michael H. Friedman, Esquire
                               Pepper Hamilton LLP
                              3000 Two Logan Square
                      Philadelphia, Pennsylvania 19103-2799
                                 (215) 981-4563

                                 ---------------

     Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /X/

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE


=======================================================================================================================
Title of Shares to be Registered      Amount to be        Proposed            Proposed               Amount of
                                      Registered          Maximum             Maximum                Registration
                                                          Aggregate Price     Aggregate              Fee
                                                          Per Share(1)        Offering  Price(1)
-----------------------------------------------------------------------------------------------------------------------
Common Shares of Beneficial            4,000,000           $20.625            $82,500,000             $21,780
Interest, par value $.01 per share
=======================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based on the average of the high and low reported sales prices per share on the New York Stock Exchange on December 26, 2000.

PROSPECTUS

                             BRANDYWINE REALTY TRUST

                DISTRIBUTION REINVESTMENT AND SHARE PURCHASE PLAN

                         ------------------------------

                 4,000,000 COMMON SHARES OF BENEFICIAL INTEREST

                         ------------------------------

         Brandywine Realty Trust is a fully integrated real estate investment trust which owns and operates office and industrial properties through Brandywine Operating Partnership, L.P. With this prospectus, we are offering our shareholders the right to participate in our Distribution Reinvestment and Share Purchase Plan. The plan provides a convenient method to purchase our Common Shares. Under the plan, existing shareholders may purchase Common Shares by reinvesting all or a portion of the cash distributions on their Common Shares or by making optional cash payments to purchase additional Common Shares. The Administrator of the plan is EquiServe Trust Company, N.A. (the "Administrator").

         Our Common Shares are listed on the New York Stock Exchange under the symbol "BDN."

         Some highlights of the plan are as follows:

         o You may purchase additional Common Shares by automatically reinvesting all or any part of the cash distributions paid on your Common Shares. There is no minimum or maximum limitation on the amount of distributions you may reinvest under the plan.

         o You may purchase additional Common Shares by making optional cash investments of between $100 and $10,000 per month. Optional cash investments in excess of the maximum may be made only with our permission.

         o Common Shares purchased with reinvested distributions or through optional cash investments may be purchased without brokerage commissions or service charges.

         o Optional cash investments may be made by check or money order, or by automatic monthly deductions directly through your account at a U.S. bank or financial institution.

         o We may sell newly-issued Common Shares directly to the Administrator or instruct the Administrator to purchase shares in the open market or privately negotiated transactions, or elect a combination of these two alternatives.

         o Holders of shares in broker or nominee names may participate in the plan, in which case, brokers or nominees will reinvest distributions and make optional cash purchases on behalf of beneficial owners.

         o Participants will receive a statement after each purchase of Common Shares with optional cash investments and a detailed statement showing all year-to-date activity after each distribution reinvestment.

         To enroll in the plan you must complete and return an enrollment authorization form to the Administrator. For further enrollment information, you should contact:

                  EquiServe Trust Company, N.A.
                  Attn: Brandywine Share Purchase Plan
                  P.O. Box 2598
                  Jersey City, NJ  07303-2598
                  Telephone: 1-800-317-4445

                  TDD: 1-201-222-4955 A telecommunications device for the hearing impaired is available. Internet: Messages forwarded on the Internet will receive a prompt reply. EquiServe's Internet address is: "http//www.equiserve.com"

         This prospectus relates to the offer and sale of up to 4,000,000 Common Shares under the plan. You should retain this prospectus for future reference.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR HAS DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------


               The date of this prospectus is December 29, 2000.

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
FORWARD-LOOKING STATEMENTS........................................................................................1

THE COMPANY.......................................................................................................1

DISTRIBUTION POLICY...............................................................................................1

SUMMARY OF THE PLAN...............................................................................................2
         Purpose of Plan..........................................................................................2
         Eligibility and Enrollment...............................................................................2
         Reinvestment of Distributions............................................................................2
         Optional Cash Investments up to $10,000..................................................................2
         Optional Cash Investments in Excess of $10,000-- Request for Waiver......................................2
         Purchase Dates...........................................................................................2
         Source of Shares.........................................................................................3
         Purchase Price...........................................................................................3
         Number of Shares Offered.................................................................................4
         Advantages of the Plan...................................................................................4
         Disadvantages of the Plan................................................................................4

THE PLAN .........................................................................................................6
         Purpose  ................................................................................................6
         Administration...........................................................................................6
         Eligibility..............................................................................................7
         Enrollment Procedures....................................................................................7
         Distribution Options.....................................................................................7
         Changing Distribution Options ...........................................................................8
         Discontinuing Distribution Reinvestment .................................................................8
         Cash Investment Options..................................................................................8
         Direct Deposit of Distributions..........................................................................9
         Optional Cash Investments in Excess of $10,000-- Request for Waiver.....................................10
         Purchase Dates..........................................................................................11
         Source of Shares........................................................................................12
         Purchase Price..........................................................................................12
         Share Safekeeping and Share Certificate Mailing.........................................................14
         Certificates for Shares ................................................................................14
         Sale of Shares..........................................................................................14
         Gifts and Transfers of Shares...........................................................................15
         Share Splits, Share Distributions and Rights Offerings..................................................15
         Plan Reports............................................................................................15
         Plan Costs..............................................................................................15
         Pledging of Shares in Participant's Accounts............................................................16
         Voting Rights of Shares in Participant's Accounts.......................................................16
         Termination, Suspension or Modification of the Plan.....................................................16
         Limitations on Liability................................................................................16
         Termination of a Participant............................................................................16
         Governing Law...........................................................................................17

                                                                                                               PAGE
                                                                                                               ----
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN............................................17
         Distribution Reinvestment Component.....................................................................17
         Optional Cash Investment Component......................................................................17
         Shareholders Subject to Withholding.....................................................................18
         Additional Information..................................................................................19

RESTRICTIONS ON OWNERSHIP OF SHARES..............................................................................19

PLAN OF DISTRIBUTION AND UNDERWRITERS............................................................................19

USE OF PROCEEDS..................................................................................................20

EXPERTS  ........................................................................................................20

LEGAL MATTERS....................................................................................................20

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................20

WHERE YOU CAN FIND MORE INFORMATION..............................................................................22

                           FORWARD-LOOKING STATEMENTS

         Some of the information included or incorporated by reference in this prospectus contains forward-looking statements, including statements that are not historical or factual. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and we are including this paragraph for purposes of complying with these safe harbor provisions. The forward-looking statements include statements regarding our intent, belief or expectations. You can identify these statements by the use of terminology such as "may," "will," "expect," "believe," "intend," "plan," "estimate," "should" and other comparable terms or the negative thereof. In addition, we, through our senior management, from time to time make forward-looking oral and written public statements concerning our expected future operations and other developments. Investors are cautioned that, while forward-looking statements reflect our good faith beliefs and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Actual results may differ materially from the expectations contained in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, the risks identified in our Annual Report on Form 10-K for the year ended December 31, 1999 and the following:

         o general economic and local real estate conditions could change (for example, our tenants' businesses may change if the economy changes, which might affect the amount of rent our tenants pay us or their ability to pay rent to us);

         o the laws that apply to us could change (for instance, a change in the tax laws that apply to REITs could result in unfavorable tax treatment for us);

         o financing opportunities may not be available to us, or may not be available to us on favorable terms;

         o    our operating costs may increase; and

         o suitable acquisition or development opportunities may not be available to us or may not be available to us on favorable terms.

         UNLESS OTHERWISE INDICATED OR UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROSPECTUS TO "WE," "US," "OUR" OR THE "COMPANY" MEANS BRANDYWINE REALTY TRUST AND ITS SUBSIDIARIES.

                                   THE COMPANY

         We, Brandywine Realty Trust, were formed in 1986 as a Maryland real estate investment trust. We are self- administered and self-managed and engage in acquiring, developing, redeveloping, leasing and managing office and industrial properties predominantly located in the Mid-Atlantic region. We operate in a manner intended to qualify as a REIT under the Internal Revenue Code. Our executive offices are located at 14 Campus Boulevard, Newtown Square, Pennsylvania 19073 and our telephone number is (610) 325-5600.

                               DISTRIBUTION POLICY

         We intend to make quarterly distributions to our shareholders in amounts required to maintain our qualification as a REIT under the Internal Revenue Code. All distributions will be made by us at the discretion of our Board of Trustees and will depend on our earnings and financial condition, the amount of distributions necessary to maintain our REIT status and such other factors as our Board of Trustees may deem relevant from time to time.

                               SUMMARY OF THE PLAN

         The following summary description of our Distribution Reinvestment and Share Purchase Plan is qualified by reference to the full text of the plan which is contained in this prospectus. Terms used in the summary have the meanings given to them in the plan.

Purpose of Plan

         The purpose of the plan is to provide a convenient and economical way for our shareholders to invest all or a portion of their cash distributions in additional Common Shares and to make optional cash investments of additional Common Shares. The plan also provides us with a means of raising additional capital through the direct sale of our Common Shares.

Eligibility and Enrollment

         You can participate in the plan if you are currently a registered holder of our Common Shares by submitting a completed enrollment authorization form. You may obtain an enrollment authorization form from the Administrator. You may participate directly in the plan only if you hold Common Shares in your own name. If you hold Common Shares through a brokerage or other account, you may participate in the plan by having such shares transferred into your own name or you may arrange to have your broker or other custodian participate on your behalf.

Reinvestment of Distributions

         If you are currently a shareholder, you can reinvest your cash distributions on some or all of your Common Shares in additional Common Shares without having to pay brokerage commissions or service fees. We may, but are not obligated to, from time to time, offer up to a 5% discount on newly-issued Common Shares purchased with reinvested cash distributions.

Optional Cash Investments up to $10,000

         If you are currently a shareholder, you can buy Common Shares directly from us without having to pay brokerage commissions or service fees. You can invest a minimum of $100 and a maximum of $10,000 in any one calendar month. Purchases may be made by check or money order, or by automatic monthly deductions from your account at a U.S. bank or financial institution. We may, but are not obligated to, from time to time, offer up to a 5% discount on newly-issued Common Shares purchased pursuant to this option.

Optional Cash Investments in Excess of $10,000 -- Request for Waiver

         Optional cash investments in excess of $10,000 made pursuant to a request for waiver are not subject to a predetermined maximum limit on the amount of the investment or on the number of Common Shares that may be purchased. The discount, if any, on optional cash investments made pursuant to a request for waiver will range from 0-5% and will be established at our discretion, along with any other terms, after a review of current market conditions, the level of participation and our current and projected capital needs. We currently have no expectation of granting any waivers prior to May 1, 2001, at the earliest.

Purchase Dates

         When the Administrator purchases Common Shares from us with optional cash investments, such purchases shall be made on the "Purchase Date" in each month. If the Administrator is buying Common Shares directly from us through optional cash investments of up to $10,000, then the Purchase Date will occur on the last trading day of the month of purchase. If the Administrator is buying Common Shares directly from us through an optional cash investment in excess of $10,000 pursuant to a request for waiver, then the Administrator will purchase the Common Shares once each month over a ten day pricing period, with each day in the pricing period being considered a Purchase Date, as more fully discussed below.

         When the Administrator purchases Common Shares from us through distribution reinvestment, then the Purchase Date will be the distribution payment date (or if such date is not a trading day, then the first trading day immediately preceding such date).

         If the Administrator purchases Common Shares in the open market or in privately negotiated transactions, then the Administrator will purchase such shares as soon as is practical beginning on the day that would be deemed the Purchase Date if the Common Shares were purchased from us.

Source of Shares

         The Administrator will purchase Common Shares either directly from us as newly-issued Common Shares or from parties other than us, either in the open market or in privately negotiated transactions. We currently expect that all Common Shares purchased under the plan prior to May 1, 2001, at the earliest, whether from reinvestment of cash distributions or optional cash investments, will be provided through purchases of Common Shares by the Administrator in the open market or in privately negotiated transactions, not from newly-issued Common Shares.

Purchase Price

         If the Administrator purchases Common Shares directly from us, with reinvested distributions or optional cash investments of up to $10,000, the Administrator will pay a price equal to 100% (subject to change as provided below) of the average of the daily high and low sales prices for a Common Share reported by the New York Stock Exchange on the applicable Purchase Date, or, if no trading occurs in Common Shares on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported, computed to three decimal places, if necessary.

         If the Administrator purchases Common Shares directly from us, with optional cash investments of greater than $10,000, the Administrator will purchase the Common Shares pro rata over a ten day pricing period, with each day in the pricing period being a Purchase Date. The ten day pricing period is the ten consecutive trading days ending on the last trading day of each month. On each of the ten Purchase Dates the Administrator will pay a price equal to 100% (subject to change as provided below) of the average of the daily high and low sales prices of a Common Share reported by the New York Stock Exchange computed up to three decimal places, if necessary. Purchases by the Administrator during the pricing period may be subject to a minimum waiver amount, as more fully described below.

         The price the Administrator will pay us for newly-issued Common Shares in the case of distribution reinvestments, optional cash investments up to $10,000 and optional cash investments in excess of $10,000 may be discounted by 0-5% at our discretion. No discount will be provided for Common Shares purchased by the Administrator in the open market or in privately negotiated transactions.

         If the Administrator purchases Common Shares in the open market or in privately negotiated transactions, then the Administrator will pay a price equal to the weighted average purchase price paid by the Administrator for such shares, computed up to three decimal places, if necessary. The Administrator will purchase such shares as soon as is practical beginning on the applicable Purchase Date.

Number of Shares Offered

         Initially, 4,000,000 Common Shares are authorized to be issued and registered under the Securities Act for offering pursuant to the plan. Because we expect to continue the plan indefinitely, we expect to authorize and register additional Common Shares from time to time as necessary for purposes of the plan.

Advantages of the Plan

         o The plan provides participants with the opportunity to reinvest cash distributions in additional Common Shares without having to pay brokerage commissions or service charges.

         o The plan provides participants with the opportunity to make monthly optional cash investments, subject to minimum and maximum amounts, for the purchase of Common Shares without having to pay any brokerage commissions or service charges.

         o From time to time the plan may provide a 0-5% discount on Common Shares purchased from us through reinvested distributions, optional cash purchases up to $10,000 or optional cash purchases in excess of $10,000.

         o Monthly optional cash investments up to $10,000 may be made by check or money order or by automatic deductions at a U.S. bank or financial institution.

         o Cash distributions paid on Common Shares enrolled in the plan can be fully invested in additional Common Shares because the plan permits fractional shares to be credited to plan accounts. Distributions on fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to participants' plan accounts.

         o For safekeeping purposes, a participant, at no cost, can convert Common Share certificates into book-entry form that will be credited to his or her account.

         o At no cost to and at the request of participants, the Administrator will send certificates to participants for shares credited to their accounts.

         o At any time, a participant may request the sale of all or part of the shares credited to his or her account.

         o Periodic statements reflecting all current activity, including purchases of shares and the most recent account balance, should simplify participants' record keeping.

Disadvantages of the Plan

         o No interest will be paid on distributions or optional cash investments held pending reinvestment or investment. In addition, optional cash investments of less than $100 and that portion of any optional cash investment which exceeds the maximum monthly purchase limit of $10,000, unless that limit has been waived, are subject to return to the participant without interest.

         o With respect to optional cash investments in excess of $10,000 made pursuant to a request for waiver, the actual number of shares to be purchased will not be determined until after the end of the relevant pricing period. Therefore, during the pricing period, participants will not know the actual price per share or number of shares they have purchased.

         o Because optional cash investments are not necessarily invested by the Administrator immediately on receipt, those payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions.

         o Sales of Common Shares credited to a participant's plan account will involve a nominal fee per transaction to be deducted from the proceeds of the sale by the Administrator (if the sale is made by the Administrator at the request of a participant), plus any brokerage commissions and any applicable share transfer taxes on the sales.

         o Common Shares credited to the participant's account cannot be pledged until a certificate is issued for the shares.

         o From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount, if any, from the market price of the Common Shares acquired through the reinvestment of distributions and optional cash investments under the plan. Transactions of this type may cause fluctuations in the trading volume of our Common Shares. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible holders of our shares in order to eliminate practices which are not consistent with the purposes of the plan.

                                    THE PLAN

         The provisions of the plan, in effect as of the date of this prospectus, are provided below. Shareholders who do not elect to participate in the plan will receive cash distributions, as declared and paid in the usual manner.

Purpose

         The purpose of the plan is to provide our shareholders with a convenient and economical method of purchasing our Common Shares and investing all or a portion of their cash distributions in additional Common Shares. The plan allows current shareholders the opportunity to invest cash distributions and optional cash investments in additional Common Shares without payment of a brokerage commission or service fee. To the extent additional shares are purchased directly from us, the plan also provides us a means of raising additional capital through the direct sale of Common Shares. The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities that could cause aberrations in the price or trading volume of our Common Shares.

Administration

         The plan will be administered by EquiServe Trust Company, N.A. The Administrator acts as agent for participants, processes the purchasing of Common Shares acquired under the plan, keeps records of the accounts of participants, sends regular reports of account activity to participants and performs other duties relating to the plan. Shares purchased for each participant under the plan will be credited in book-entry form to participants' accounts maintained by the Administrator, unless and until a participant requests that a certificate for all or part of the shares be issued. The Administrator also serves as distribution disbursement agent, transfer agent and registrar for our Common Shares. The Administrator reserves the right to resign at any time upon reasonable notice to us.

         All correspondence and inquiries concerning the Plan should be directed to:

                  EquiServe Trust Company, N.A.
                  Attn:  Brandywine Realty Trust Share Purchase Plan
                  P.O. Box 2598
                  Jersey City, NJ  07303-2598

         Please be sure to include a reference to Brandywine Realty Trust in your correspondence.

         Telephone:

                  Shareholder customer service, including sale of shares:
                  1-800-317-4445 (Within the United States and Canada) 1-201-324-0313 (Outside the United States and Canada)
                  An automated voice response system is available 24 hours a day, 7 days a week.

                  Customer service representatives are available from 8:30 a.m. to 7:00 p.m. U.S. Eastern time each business day.

                  TDD: 1-201-222-4955 A telecommunications device for the hearing impaired is available.

                  Foreign language translation service for more than 140 languages is available.

         Internet:

         You can also obtain information about your account via the Internet on EquiServe's web site www.equiserve.com. At the web site, you can access your share balance, sell shares, request a share certificate, and obtain online forms and other information about your account. To get access, you will require a password which will be sent to you, or you can request one by calling toll-free 1-877-THE-WEB7 (1-877-843-9327).

Eligibility

         A shareholder whose Common Shares are registered in his or her name may participate in the plan directly. A "beneficial owner" (which means a shareholder whose Common Shares are registered in a name other than his or her name, for example, in the name of a broker, bank or other nominee) must either become a registered holder by having the shares transferred into his or her name or by making arrangements with his or her broker, bank or other nominee to participate in the plan on the participant's behalf.

         The right to participate in the plan is not transferable to another person apart from a transfer of the underlying Common Shares. We reserve the right to modify, suspend or terminate participation in the plan by persons who utilize the plan to engage in short-term trading or other activities that cause aberrations in the price or trading volume of our Common Shares.

         In order to participate, you must fulfill conditions of participation described below under the caption "Enrollment Procedures"; and if you are a citizen or resident of a country other than the United States, its territories and possessions, your participation must not violate local laws applicable to you, us or the plan. Participants residing in jurisdictions in which their participation in the plan would be unlawful will not be eligible to participate in the plan.

Enrollment Procedures

         If you are interested in participating in the plan, the Administrator will mail you introductory plan materials, including a prospectus and an enrollment authorization form. Enrollments in the plan are made:

         o by registered shareholders (i.e., holders of record), by submitting a completed enrollment authorization form to the Administrator with your name exactly as it appears on your Common Share certificate.

         o If you are a beneficial owner of Common Shares registered in the name of a financial intermediary (for example, a broker, bank or other nominee), you may participate in the plan by directing your financial intermediary to re-register your shares in your name. Costs associated with that registration will be borne by you. You may then enroll in the plan as a registered shareholder. Alternatively, you may make arrangements with your financial intermediary to participate in the plan on your behalf.

         The enrollment authorization form appoints the Administrator as the participant's agent for purposes of the plan and directs the Administrator to apply to the purchase of additional Common Shares the cash distributions on the number of Common Shares designated by the participant to be reinvested through the plan. The enrollment authorization form also directs the Administrator to purchase additional Common Shares with any optional cash investments that the participant may elect to make.

         The Administrator will process enrollment authorization forms as promptly as practicable. Participation in the plan will begin after the properly completed form has been accepted by the Administrator.

Distribution Options

         We typically pay cash distributions on our Common Shares quarterly. The payment of distributions in the future and the amount of distribution payments, if any, will depend upon our financial condition and other factors as our Board of Trustees deems relevant.

         You may select from the following distribution options:

         o Reinvestment of Cash Distributions: You may elect to reinvest all or part of your cash distributions by designating your election on the enrollment authorization form. Automatic reinvestment of your distributions does not relieve you of liability for income taxes that may be owed on your distributions. Distributions paid on shares credited to your account will be included in information provided both to you and the Internal Revenue Service.

         o Cash Distributions: You may elect to receive all or part of your distributions in cash by designating your election on the enrollment authorization form. Distributions paid in cash will be sent to you by check in the usual manner or by direct deposit, if you have elected the direct deposit option described below under the caption "Direct Deposit of Distributions." If you elect a partial cash payment of your cash distributions, you must specify the number of whole shares for which you want to receive cash distributions. Distributions paid on all other shares registered in your name in certificate form and/or credited to your account will be reinvested under the plan in additional Common Shares.

         For each method of distribution reinvestment, cash distributions will be reinvested on all shares other than those designated for payment in cash in the manner specified above until the participant specifies otherwise or withdraws from the plan altogether, or until the plan is terminated.

Changing Distribution Options

         You may change your distribution option by telephoning or writing to the Administrator or by submitting a new election on an enrollment authorization form to the Administrator. To be effective for a specific distribution, any change must be received by the Administrator before the record date for that distribution.

Discontinuing Distribution Reinvestment

         You may discontinue reinvestment of cash distributions at any time by giving telephone or written instructions to the Administrator. If the Administrator receives the request to discontinue distribution reinvestment on or after the record date for a distribution, the Administrator may either pay the distribution in cash or reinvest it under the plan on the next distribution Purchase Date to purchase Common Shares on your behalf. If reinvested, the Administrator may sell the shares purchased and send the proceeds to you less any service fee, applicable brokerage commission and any other costs of sale. After processing your request to discontinue distribution reinvestment, any shares credited to your account under the plan will continue to be held in book-entry form. Distributions on any shares held in book-entry form, and on any shares you held in certificate form, will be paid in cash by check or by direct deposit to your account at a pre-designated U.S. bank or financial institution of your choice.

Cash Investment Options

         Full investment of funds in Common Shares is possible under the plan. Fractional, as well as full shares, will be credited to your account.

Check Investment

         You may make optional cash investments by personal check or money order payable in United States dollars to "EquiServe--Brandywine Realty Trust." To be effective for a particular Purchase Date, the Administrator must receive your optional cash investment at least (a) one business day before that Purchase Date for investments up to $10,000 or (b) one business day before the commencement of the Pricing Period for investments in excess of $10,000. Plan participants should mail their optional cash investments to the Administrator with the transaction form attached to each statement of account sent to them by the Administrator.

Automatic Investments

         You may make automatic optional cash investments of a specified amount (not less than $100 per purchase nor more than $10,000 monthly) by electronic funds transfer from a pre-designated account at a United States bank or financial institution.

         If automatic deductions are used for optional cash investments, you must complete and sign the section entitled "authorization form for automatic deductions" on the enrollment authorization form and return it to the Administrator, with either a voided blank check or a deposit form for the bank account from which funds are to be drawn. The automatic deduction form will be processed and will become effective as promptly as practicable. However, you should allow four to six weeks for the first investment to be initiated using this automatic investment feature.

         Once automatic deductions begin, funds will be withdrawn from your bank account on the third business day preceding each monthly Purchase Date.

         Automatic deductions will continue indefinitely until you notify the Administrator by telephone or in writing that the automatic deductions are to stop.

         You may change or stop automatic deductions by notifying the Administrator by telephone, fax or in writing. You must complete a new authorization form for automatic deductions when you transfer ownership of shares or otherwise establish a new account on the Administrator's records, or close or change your designated bank account, or are assigned a new account number by your bank. To be effective for a particular Purchase Date, the Administrator must receive your new instructions at least four business days before the withdrawal date.

Direct Deposit of Distributions

         Through the plan's direct deposit feature, instead of receiving distribution checks, you may elect to have your cash distributions paid by electronic funds transfer to your pre-designated checking or savings account at a United States bank or financial institution on the distribution payment date. To receive distributions by direct deposit, you must complete, sign and return to the Administrator a direct deposit authorization form. You may obtain a direct deposit authorization form by calling the Administrator at 1-800-870-2340.

         Direct deposit authorization forms will be processed and will become effective as promptly as practicable after receipt by the Administrator. You may change your designated bank account for automatic direct deposit or discontinue this feature at any time by submitting to the Administrator a new direct deposit authorization form or by written instruction to the Administrator.

Optional Cash Investments up to $10,000

         If you are a current shareholder you may make optional cash investments by personal check, money order or automatic deduction from a U.S. bank account in the minimum amount of $100, up to a maximum amount of $10,000 monthly.

         Except when accompanied by a Request For Waiver Form (described below), in no event can the aggregate of your plan investments exceed $10,000 per month. Optional cash investment amounts up to $10,000 per month by check or money order must be received by the Administrator for purchases of Common Shares on or before the business day prior to the next Purchase Date. Cash received after that date will be held by the Administrator for purchases to be made on the next Purchase Date. No interest will be paid on payments received for purchases and held pending investment by the Administrator.

         We may adjust all minimum and maximum plan investment amounts at our discretion from time to time after notification to all participants. Optional cash investments will be returned to you upon your telephonic or written request received by the Administrator not less than two business days before the Purchase Date.

         Participants should be aware that since investments under the plan are made as of specified dates, one may lose any advantage that otherwise might be available from being able to select the timing of an investment. Neither we nor the Administrator can assure a profit or protect against a loss on Common Shares purchased under the plan.

Optional Cash Investments in Excess of $10,000 -- Request for Waiver

         If you wish to make an optional cash investment in excess of $10,000 for any Purchase Date, you must obtain our prior written approval. To obtain our approval, you must submit a request for waiver. To make a request for waiver, you should obtain a Request For Waiver Form from our Senior Vice President and Chief Financial Officer at (610) 325-5600. Completed Request for Waiver Forms should be sent to our Senior Vice President and Chief Financial Officer via facsimile at (610) 325-5622 no later than two (2) business days prior to the commencement of the applicable ten day pricing period (the business day preceding the first day of the applicable pricing period is referred to below as the "Waiver Cash Payment Due Date"). If we have approved your request for waiver, then you must send the Administrator a copy of our written waiver approval along with your optional cash investment of greater than $10,000. The Administrator must receive your optional cash investment in good funds pursuant to an approved Request For Waiver by the Waiver Cash Payment Due Date.

         We have the sole discretion to approve any request to make an optional cash investment in excess of the $10,000 monthly maximum allowable amount. We may grant such requests for waiver in order of receipt or by any other method that we determine to be appropriate. We also may determine the amount that you may invest pursuant to a waiver. In deciding whether to approve your request for waiver, we may consider, among other things, the following factors:

         o whether, at the time of such request, the Administrator is acquiring Common Shares for the plan directly from us or in the open market or in privately negotiated transactions with third parties;

         o    our need for additional funds;

         o our desire to obtain such additional funds through the sale of Common Shares as compared to other sources of funds;

         o    the purchase price likely to apply to any sale of Common Shares;

         o    the extent and nature of your prior participation in the plan;

         o    the number of Common Shares you hold of record; and

         o the total amount of optional cash investments in excess of $10,000 for which requests for waiver have been submitted.

         If you do not receive a response from us in connection with your request for waiver, you should assume that we have denied your request.

Purchase Dates

         The Purchase Date is the date or dates on which Common Shares are purchased with reinvested distributions and optional cash investments. The Purchase Date under the plan depends on how you purchase the shares and whether we issue new shares to you or the plan obtains your shares by purchasing them from parties other than us.

         o Reinvested Distributions: If the Administrator acquires shares directly from us, the Purchase Date for reinvested distributions is the date or dates declared by our Board of Trustees for the payment of quarterly cash distributions (or if such date is not a trading day, then the first trading day immediately preceding such date). If the Administrator acquires shares from parties other than us either in open market or privately negotiated purchases, such purchases will begin on the day that would be deemed the Purchase Date if the shares were acquired directly from us and will be completed no later than thirty days following the date on which we paid the applicable cash distribution, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. The record date associated with a particular distribution is referred to in this plan as a "distribution record date."

         o Optional Cash Investments up to $10,000: If the Administrator purchases the shares directly from us, the Purchase Date for optional cash investments by check, money order or by automatic monthly deduction up to $10,000 will be on the last trading day of each month. If the Administrator acquires shares from parties other than us either in open market or privately negotiated purchases, such purchases will begin on the day that would be deemed the Purchase Date if the shares were acquired directly from us and will be completed no later than thirty-five days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. Optional cash investments by check or money order must be received by the Administrator on or before the business day prior to a Purchase Date, otherwise the cash will not be invested until the next Purchase Date.

         o Optional Cash Investments in Excess of $10,000: If the Administrator is buying Common Shares directly from us with an optional cash investment by check or money order in excess of $10,000 pursuant to an approved request for waiver, then there will be ten (10) Purchase Dates, each of which will occur on a separate day on which the New York Stock Exchange is open for business in a Pricing Period (as defined in the next paragraph), with one-tenth (1/10) of your optional cash investment being invested on each such day, subject to the qualifications set forth under "Minimum Waiver Price" below. The Administrator must receive your optional cash investment in good funds pursuant to an approved request for waiver no later than the business day preceding the applicable Pricing Period.

              The "Pricing Period" is the period encompassing the ten consecutive trading days ending on the last trading day of each month.

         Distributions are paid as and when declared by our Board of Trustees. There can be no assurance as to the declaration or payment of a distribution, and nothing contained in the plan obligates us to declare or pay any distribution on our Common Shares. The plan does not represent a guarantee of future distributions.

Source of Shares

         Shares will be, at our discretion, purchased: (1) directly from us in the form of newly-issued shares; (2) on the open market or in privately negotiated transactions; or (3) a combination of the above. We currently do not expect to issue new Common Shares, either to fund reinvested distributions or optional cash purchases, prior to May 1, 2001, at the earliest, and will have no obligation to do so after May 1, 2001.

         Full and fractional shares acquired under the plan will be calculated and credited to participants' accounts. The number of shares purchased will be the total amount invested divided by the applicable purchase price per share as described below.

Purchase Price

         The Purchase Price is the price at which the Administrator purchases our Common Shares with reinvested distributions and optional cash payments. The Purchase Price under the plan depends in part on whether the Administrator purchases the Common Shares from us or from parties other than us. The Purchase Price also depends on whether we are offering discounts on purchases of shares from us under the plan at that time.

Reinvested Distributions

         If the Administrator purchases Common Shares directly from us with reinvested distributions, the Administrator will pay a price equal to 100% (subject to change as provided below) of the average of the daily high and low sales prices for a Common Share reported by the New York Stock Exchange on the applicable Purchase Date, or, if no trading occurs in Common Shares on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported, computed to three decimal places, if necessary. The Purchase Price may be reduced by up to 5% if we are offering a discount on purchases with reinvested distributions on the applicable Purchase Date.

         If the Administrator purchases Common Shares in the open market or in privately negotiated transactions, then the Administrator will pay a price equal to the weighted average purchase price paid by the Administrator for such shares, computed up to three decimal places, if necessary. Discounts are not available when shares are purchased from persons other than us.

Optional Cash Investments up to $10,000

         If the Administrator purchases Common Shares directly from us with optional cash investments of up to $10,000, the Administrator will pay a price equal to 100% (subject to change as provided below) of the average of the daily high and low sales prices for a Common Share of reported by the New York Stock Exchange on the applicable Purchase Date, or, if no trading occurs in Common Shares on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported, computed to three decimal places, if necessary. The Purchase Price may be reduced by up to 5% if we are offering a discount on purchases with optional cash investments up to $10,000 on the applicable Purchase Date.

         If the Administrator purchases Common Shares in the open market or in privately negotiated transactions, then the Administrator will pay a price equal to the weighted average purchase price paid by the Administrator for such shares, computed up to three decimal places, if necessary. Discounts are not available when shares are purchased from persons other than us.

Optional Cash Investments in Excess of $10,000

         Common Shares purchased pursuant to a request for waiver will be purchased directly from us. The Administrator will pay a price equal to 100% (subject to change as provided below) of the average of the daily high and low sales prices of our Common Shares reported by the New York Stock Exchange for the trading day relating to each of the ten Purchase Dates during the Pricing Period, computed up to three decimal places, if necessary. The Purchase Price may be reduced by any discount that we have provided for optional cash investments in excess of $10,000 on such Purchase Date.

         We may set a minimum purchase price per share (the "Minimum Waiver Price") for optional cash investments in excess of $10,000 made pursuant to requests for waiver for any Pricing Period. We will determine whether to set a Minimum Waiver Price, and, if so, its amount, at least three business days before the first day of the Pricing Period. We will notify the Administrator of the Minimum Waiver Price, if any. In deciding whether to set a Minimum Waiver Price, we will consider current market conditions, the level of participation in the plan and our current and projected capital needs.

         We will fix the Minimum Waiver Price for a Pricing Period as a dollar amount that the average of the high and low sale prices reported by the New York Stock Exchange for each trading day of such Pricing Period (not adjusted for discounts, if any) must equal or exceed. We will exclude from the Pricing Period and from the determination of the purchase price any trading day within the Pricing Period that does not meet the Minimum Waiver Price. We also will exclude from the Pricing Period and from the determination of the purchase price any day in which no trades of Common Shares are made on the New York Stock Exchange. Thus, for example, if the Minimum Waiver Price is not met or no trades of Common Shares are reported for two of the ten trading days in a Pricing Period, then we will base the purchase price upon the remaining eight trading days in which the Minimum Waiver Price was met.

         In addition, we will return a portion of each optional cash investment in excess of $10,000 for each trading day of a Pricing Period for which the Minimum Waiver Price is not met or for each day in which no trades of Common Shares are reported on the New York Stock Exchange. The returned amount will equal one-tenth (1/10) of the total amount of such optional cash investment (not just the amount exceeding $10,000) for each trading day that the Minimum Waiver Price is not met or for each day in which sales are not reported. Thus, for example, if the minimum waiver price is not met or no sales of our Common Shares are reported for two of the ten trading days in a Pricing Period, then we will return two-tenths (2/10) (or 20%) of such optional cash investment to you without interest after conclusion of the Pricing Period.

         The establishment of the Minimum Waiver Price and the possible return of a portion of the investment applies only to optional cash investments in excess of $10,000 made pursuant to a request for waiver. Setting a Minimum Waiver Price for a Pricing Period will not affect the setting of a Minimum Waiver Price for any other Pricing Period. We may waive our right to set a Minimum Waiver Price for any particular month. Neither we nor the Administrator is required to give you notice of the Minimum Waiver Price for any Pricing Period.

Discount

         The discount rate of 0% to 5% that may be offered with respect to a particular Purchase Date to participants on purchases of our Common Shares through distribution reinvestment, optional cash investments up to $10,000, and optional cash investments in excess of $10,000, may be obtained by contacting the Administrator at the phone numbers listed. We will announce the discount rate, if any, by the third business day before the Purchase Date with respect to distribution reinvestments and optional cash investments up to $10,000. The discount rate, if any, on optional cash investments in excess of $10,000 will be announced at least three business days before the first day of the Pricing Period.

Share Safekeeping and Share Certificate Mailing

         You may use the plan's "share safekeeping" service to deposit any Common Share certificates in your possession with the Administrator. Shares deposited will be recorded in book-entry form and credited to your account. By using the plan's share safekeeping service, you no longer bear the risks associated with loss, theft or destruction of share certificates.

         The Administrator will promptly send you a statement confirming each certificate deposit. Shares deposited and credited to your account with the Administrator may be transferred or sold in a convenient and efficient manner. See "Certificates for Shares" and "Sale of Shares" below.

         Share certificates sent to the Administrator for safekeeping should not be endorsed. To insure against loss resulting from mailing certificates to the Administrator, the plan provides for mail insurance, free of charge, for certificates valued at up to $25,000 current market value (maximum coverage) when mailed first class, using a brown, pre-addressed envelope provided by the Administrator. Envelopes may be obtained by calling the Administrator at 1-800-317-4445.

         If you do not use a brown pre-addressed envelope provided by the Administrator, you should send certificates to the address listed above by registered mail, return receipt requested, and insured for possible mail loss for 2% of the market value (minimum of $20). This represents the approximate cost to you of replacing certificates if they are lost in the mail. For information about mailing certificates to the Administrator having a current market value in excess of $25,000, you should contact the Administrator.

         Mail insurance covers the replacement of share certificates, but in no way protects you against any loss resulting from fluctuations in the value of the shares from the time you mail the certificates until the time replacement can be made. To be eligible for certificate mailing insurance, you must notify the Administrator of any lost certificate claim within 30 calendar days of the date the certificates were mailed.

Certificates for Shares

         Common Shares purchased under the plan, and any certificated shares you may deposit for safekeeping, will be recorded in book-entry form and credited to your account. The Administrator will report the number of shares (including fractional shares) credited to your account as promptly as practicable after each purchase. You may obtain a certificate for all or any portion of the whole shares credited to your account at any time upon telephone or written request to the Administrator. Alternatively, you may also request the issuance of a share certificate through the Internet. Any remaining whole or fractional shares will continue to be credited to your account. If you request a certificate for all shares credited to your account, a certificate will be issued for the whole shares and a cash payment will be made for any remaining fractional share. That cash payment will be based upon the then current market price of the Common Shares, less any service fee, any applicable brokerage commission and any other costs of sale. Withdrawal of shares in the form of a certificate in no way affects distribution reinvestment or payment of cash distributions on those shares.

Sale of Shares

         You may direct the Administrator to sell all or a portion of the Common Shares credited to your account at any time by giving telephonic or written instructions to the Administrator. Alternatively, you may also request a sale of your shares through the Internet. The Administrator will make every effort to process your order on the day it is received. However, your instructions must be received before 1:00 p.m., New York City time on a business day during which the Administrator and the relevant securities market are open for your sale order to be processed on that day.

         Sales will be made at the then-current market price of the Common Shares and the Administrator will send you a check for the sales proceeds, less any service fee, any applicable brokerage commission and any other costs of sale.

Gifts and Transfers of Shares

         You may transfer the ownership of all or part of the shares credited to your account to an account for another person without requiring the issuance of share certificates. This could include a gift or private sale. Transfers of less than all of the shares credited to your account must be made in whole share amounts. No fractional share may be transferred unless your entire account balance is transferred. Requests for these transfers must meet the same requirements as are applicable to the transfer of Common Share certificates, including the requirement of a Medallion Signature Guarantee. Simply call or access the website of the Administrator to obtain the proper instructions, requirements and documents necessary to complete your transfer. Shares that are transferred will be credited in book-entry form to the transferee's account. An account will be opened in the name of the transferee, if the transferee is not already a registered shareholder, the transferee's account will be enrolled in the plan under the same distribution option as the transferor, unless the transferor specifies differently. The transferee may change the distribution option after the transfer has been made as described under "Distribution Options" above. After the transfer, the transferee will receive an account statement showing the number of shares transferred to and held in the transferee's account.

Share Splits, Share Distributions and Rights Offerings

         Any distributions in Common Shares or split of Common Shares distributed by us on shares credited to your account or held by you in the form of share certificates will be credited to your account. In a rights offering by us, you will receive rights based upon the total number of whole shares registered in your name, including shares held by you in certificate form and shares credited in book-entry form to your account.

Plan Reports

         Whenever you purchase, sell or deposit shares through the plan, you will promptly receive from the Administrator a statement with the details of the transaction. All shares you hold or purchase through the plan are recorded in the same account. After each distribution reinvestment, you will receive from the Administrator a detailed statement showing the amount of the latest distribution reinvested, the purchase price per share, the number of shares purchased and the total shares credited to your account. The statement also will show all year-to-date account activity, including purchases, sales and certificate deposits or withdrawals. In addition, you will receive a comprehensive year-end statement summarizing all activity in your account for the entire year. You should retain these statements to establish the cost basis of Common Shares purchased under the plan for income tax purposes.

         In addition, you will receive copies of the same communications sent to all other holders of record of our Common Shares. You will also be furnished with Internal Revenue Service information for reporting distributions paid and proceeds derived from any sale of shares credited to your account in the form and manner as the Internal Revenue Service may require. All notices, statements and reports from the Administrator to you will be addressed to your latest address of record with the Administrator. Therefore, you must promptly notify the Administrator of any change of address.

Plan Costs

         All costs for the purchase of shares and administration of the plan will be paid by us with the exception of:

         o Costs associated with automatic investments which may be assessed by your financial institution (as described under "Automatic Investments" above).

         o Any costs resulting from your having insufficient funds to effect payment for optional cash investments.

         o Those costs associated with your direction to the Administrator to sell all or a portion of your shares (as described under "Sale of Shares" above).

         o Those costs related to a sale of a fractional share (as described under "Certificates for Shares" and "Sale of Shares" above).

Pledging of Shares in Participant's Accounts

         Except as described under "Gifts and Transfers of Shares" above, Common Shares credited to your account may not be pledged or assigned. If you wish to pledge Common Shares credited to your account, you must request that certificates for those shares be issued in your name as described under "Certificates for Shares" above.

Voting Rights of Shares in Participant's Accounts

         If you participate in the plan, you, as a holder of our Common Shares, will have the same rights as every other holder of our Common Shares. You will be provided with all required documentation to vote whole Common Shares credited to you account. Fractional shares may not be voted. You will receive a proxy card indicating the number of whole shares credited to your account for voting instructions to us and signing. A properly signed proxy will be voted according to your instructions, with no vote being recorded for the shares represented by an abstention.

Termination, Suspension or Modification of the Plan

         We reserve the right to terminate, suspend or modify the plan at any time in whole, in part, in respect to participants in one or more jurisdictions. All affected participants will receive notice of any termination, suspension or modification of the plan.

Limitations on Liability

         Neither we nor the Administrator (nor any of our agents, representatives, employees, officers, trustees or subcontractors) will be liable for any act done in good faith or for any good faith omission to act, including any claim arising out of a failure to cease reinvesting distributions for your account upon your death, the prices at which shares are purchased or sold for your account, the times when purchases or sales are made or fluctuations in the market value of the Common Shares. You must recognize that neither we nor the Administrator can assure a profit or protect against a loss on shares purchased under the plan. The prices of shares purchased and sold under the plan will be determined by market conditions. Participants also cannot waive federal securities law liability.

         We are authorized to take any actions to carry out the plan as may be consistent with the terms and conditions of the plan. We reserve the right to interpret and regulate the plan as we deem desirable or necessary in connection with the plan's operations. The establishment and maintenance of the plan does not constitute assurances with respect to either the value of our Common Shares, whether or not we will continue to pay distributions on our Common Shares or at what rate any distributions will be paid.

Termination of a Participant

         If you do not own at least one whole share registered in your name in certificate form or credited in book- entry form to your account, your participation in the plan may be terminated. In that event, you would receive a cash payment for the fractional share remaining in your account based on the then-current market price of Common Shares, less any service fee, any applicable brokerage commission and any other costs of sale.

Governing Law

         The plan and its operations are governed by the laws of the State of Maryland and federal securities laws, if applicable.


      MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN

         The following summary is based upon interpretations of current federal tax law. It is important for participants to consult their own tax advisors to determine their particular tax consequences, including state income tax (and other taxes, such as transfer tax) consequences, which vary from state to state and which may result from participation in the plan and subsequent disposition of shares acquired pursuant to the plan. Income tax consequences to participants residing outside the United States will vary from jurisdiction to jurisdiction.

Distribution Reinvestment Component

         When the Administrator purchases shares for a participant's account directly from us with reinvested distributions, participants in the distribution reinvestment component under the plan will be treated for federal income tax purposes as having received, on the Purchase Date, a distribution in an amount equal to the fair market value on that date of the shares acquired with reinvested distributions. Those shares will have a tax basis equal to the same amount. For federal income tax purposes, the fair market value of shares acquired under the plan will likely be treated as equal to 100% of the average of the high and low sale prices of shares on the related Purchase Date. The fair market value of the shares acquired on that specific date may vary from the purchase price for the shares determined under the plan if we are then offering a discount.

         The distribution will be taxable as a dividend to the extent of our current or accumulated earnings and profits. To the extent the distribution is in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a participant's shares, and the distribution in excess of a participant's tax basis will be taxable as gain realized from the sale of shares.

         Alternatively, when the Administrator purchases shares for a participant's account on the open market with reinvested distributions, a participant must include in gross income a distribution equal to the actual purchase price to the Administrator of the shares plus that portion of any brokerage commissions paid by us which are attributable to the purchase of the participant's shares. The participant's basis in the shares purchased for his or her account will be equal to their purchase price plus allocable brokerage commissions we paid.

Optional Cash Investment Component

         To the extent a participant acquires common shares from us pursuant to the Optional Cash Investment Component at a discount from the fair market value of such shares on the Purchase Date, the tax treatment of these activities is unclear. We presently intend to take the position that any such discount does not constitute a distribution from us to participants making optional cash investments. However, it is possible a Participant will be treated as having received a distribution from us upon the purchase of shares, in an amount equal to the excess, if any, of the fair market value of the shares on the Purchase Date (plus any brokerage commissions paid by us on behalf of the participant) over the amount paid by the participant for the optional cash investment. We may take this position in future reports to participants or the Internal Revenue Service. Participants are urged to consult their tax advisors with respect to the tax treatment of any such actions.

         In the case of shares purchased on the open market with optional cash investments, participants will be in receipt of a distribution to the extent of any brokerage commissions we pay. The participant's basis in the shares acquired with optional cash investments will be the cost of the shares to the Administrator plus an allocable share of any brokerage commissions we pay.

Shareholders Subject to Withholding

         Under certain backup withholding requirements, distributions that are reinvested and the proceeds of the sale of any share under the plan will be subject to a 31% withholding tax if: (1) you fail to certify to the Administrator that you are not subject to backup withholding (if required), or
(2) you fail to furnish the Administrator with your correct tax identification number, or "TIN" (on Form W-8 or W-9), or (3) the IRS notifies us or the Administrator that you are subject to backup withholding. Any amounts withheld will be deducted from the distributions and/or from the proceeds of any sale of shares and the remaining amount will be reinvested or paid as you have instructed.

         If you are a foreign participant, under withholding requirements of Federal income tax laws, distributions that are reinvested and the proceeds of the sale of any shares under the plan will be subject to the withholding tax unless you certify to us and the Administrator that the dividends are effectively connected to your U.S. trade or business. Any required withholding tax will be deducted from distributions payable to you and the remaining amount will be reinvested or paid as you have instructed. If a participant, who has elected to reinvest distributions, is a foreign shareholder subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the balance in shares will be credited to the participant's account.

         For distributions payable after January 1, 2001, we can no longer rely on a foreign participant's address to determine if a treaty applies to reduce the withholding tax. If you are a foreign participant, you need to file with us and the Administrator a Form W-8 BEN to claim the benefits of a tax treaty.

Additional Information

         The holding period for Common Shares purchased under the plan will begin the day after the date the shares are acquired. You will not realize any taxable income when you receive certificates for whole Common Shares credited to your account. However, any cash payment you receive for the sale of whole shares or fractional shares credited to your account will result in gain or loss measured by the difference between the amount of the cash payment received and your basis in those shares or fractional share. That gain or loss will be capital gain or loss if the shares or fractional share are a capital asset in your hands.

         All the distributions paid to you and any brokerage commissions that we pay on your behalf for the purchase of shares through the plan will be reported to you and to the Internal Revenue Service on IRS Form 1099-DIV which will be mailed by January 31. All shares that are sold through the Administrator will be reported to the IRS as required by law. IRS Form 1099-B will be mailed by January 31 to all those who sold shares through the plan. The 1099-B form will only include proceeds you received from the sale of your shares. You are responsible for calculating the cost basis of the shares you sold and any gain or loss on the sale.

                       RESTRICTIONS ON OWNERSHIP OF SHARES

         Because our Company's Board of Trustees believes it is essential for our Company to continue to qualify as a REIT, our Amended and Restated Declaration of Trust (the "Charter") contains restrictions on the ownership and transfer of our Common Shares which are intended to assist us in complying with requirements imposed on REITs under the Code.

         Our Charter places certain restrictions upon the actual and constructive ownership of Common Shares. Any one person or entity is limited to owning, actually and constructively, no more than 9.8% of the outstanding Common Shares (the "Ownership Limit"), absent a specific exemption. The percentage of ownership is measured by either the value or absolute number of shares, whichever measurement is more restrictive. To the extent any transfer of Common Shares, reinvestment of distributions or optional cash investment by a shareholder would cause the shareholder or any other person or entity to exceed the Ownership Limit or otherwise violate the Charter, that transfer or investment will be void AB INITIO, and the shareholder will be entitled to receive cash distributions (without interest) in lieu of the reinvestment or to a return of the optional cash investment (without interest), as applicable.

                      PLAN OF DISTRIBUTION AND UNDERWRITERS

         Pursuant to the plan, we may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to requests for waiver on behalf of participants that may be engaged in the securities business. In deciding whether to approve such a request, we will consider relevant factors including, but not limited to, whether the plan is then acquiring newly-issued Common Shares or acquiring shares through open market purchases or privately negotiated transactions, our need for additional funds, the attractiveness of obtaining those funds by the sale of Common Shares under the plan in comparison to other sources of funds, the purchase price likely to apply to any sale of Common Shares, the participant submitting the request, including the extent and nature of the participant's prior participation in the plan and the number of Common Shares held of record by the participant, the aggregate number of requests for waiver that have been submitted by all participants and federal and state securities laws.

         Persons who acquire Common Shares through the plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any person regarding their purchase of shares or any resale or distribution of shares. We may, however, approve requests for optional cash investments by them in excess of allowable maximum limitations. If requests are submitted for an aggregate amount in excess of the amount we are willing to accept, we may honor requests in order of receipt, pro rata or by any other method which we determine to be appropriate.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the purchase of Common Shares by the Administrator in the open market or in privately negotiated transactions. We do not know the number of Common Shares that will ultimately be purchased from us under the plan, or the prices at which the shares will be purchased. We will use net proceeds from Common Shares purchased from us under the plan to invest in assets and repay indebtedness and for general trust purposes. Pending these uses, we may temporarily invest the net proceeds in short-term investments consistent with our investment policies and qualification as a REIT.

                                     EXPERTS

         The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included in this prospectus in reliance upon the authority of said firm as experts in giving said reports.

         Our future financial statements and the reports on the financial statements by our independent public accountants also will be incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent said firm has audited those financial statements and consented to the use of their reports thereon.

                                  LEGAL MATTERS

         The validity of the Common Shares offered hereby will be passed upon for us by Pepper Hamilton LLP.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents.

         We incorporate by reference the documents listed below:

         (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

         (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

         (iii) Proxy Statement relating to our Annual Meeting of Shareholders held on May 16, 2000; and

         (iv) The description of our common shares contained in our Registration Statement on Form 8-A dated October 14, 1997.

         All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date of this prospectus and prior to the termination of the offering of the common shares will be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         You may request a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost. Telephone or written requests for copies should be directed to:

                                Brad A. Molotsky
                                    Secretary
                             Brandywine Realty Trust
                               14 Campus Boulevard
                            Newtown Square, PA 19073
                                 (610) 325-5600

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document we file at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information on the operation of such public reference room. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents from the Commission's web site at http://www.sec.gov.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Estimated expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered are as follows:

         SEC Registration Fee......................................   $  21,780
         Printing and Duplicating Expenses.........................      15,000
         Legal Fees and Expenses (other than Blue Sky fees)........      40,000
         Accounting Fees and Expenses..............................      15,000
         Miscellaneous.............................................      20,000
         Total.....................................................   $ 111,780

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its Trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of Brandywine Realty Trust (the "Company") contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

         The Company's Bylaws require it to indemnify, without a preliminary determination of the ultimate entitlement to indemnification, (a) any present or former Trustee, officer or shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding; (b) any present or former Trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful; and (c) each shareholder or former shareholder against any claim or liability to which he may be subject by reason of such status as a shareholder or former shareholder. However, under the Maryland General Corporation Law ("MGCL"), a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Company's Bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former Trustee, officer or shareholder made a party to a proceeding by reason of his status as a Trustee, officer or shareholder provided that, in the case of a Trustee or officer, the Company shall have received (i) a written affirmation by the Trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the applicable standard of conduct was not met. The Company's Bylaws also (i) permit the Company, with the approval of its Trustees, to provide indemnification and payment or reimbursement of expenses to a present or former Trustee, officer or shareholder who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and (iii) permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL for directors of Maryland corporations.

         The limited partnership agreement of Brandywine Operating Partnership, L.P. (the "Operating Partnership") also provides for indemnification by the Operating Partnership of the Company and its Trustees and officers for any costs, expenses or liabilities incurred by them by reason of any act performed by them for or on behalf of the Operating Partnership or the Company; provided that such person's conduct was taken in good faith and in the belief that such conduct was in the best interests of the Operating Partnership and that such person was not guilty of fraud, willful misconduct or gross negligence.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees and officers of the Trust pursuant to the foregoing provisions or otherwise, the Company has been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the Commission, such indemnification is against public policy as expressed in Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

ITEM 16.  EXHIBITS

        3.1       -        Amended and Restated Declaration of Trust of the Company (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated June 9, 1997)

        3.2       -        Articles of Amendment to Declaration of Trust of the Company (Incorporated by
                           reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated
                           September 10, 1997)

        3.3       -        Articles of Amendment to Declaration of Trust of the Company (No. 2) (Incorporated by
                           reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated June 3,
                           1998)

        3.4       -        Articles Supplementary (Incorporated by reference to Exhibit 3.1 to the Company's
                           Current Report on Form 8-K dated October 13, 1998)

        3.5       -        Articles of Amendment to Declaration of Trust of the Company (Incorporated by
                           reference to Exhibit 3.1.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998)

        3.6       -        Articles Supplementary (Incorporated by reference to Exhibit 3.1 to the Company's
                           Current Report on Form 8-K dated April 26, 1999)

        3.7       -        Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996)

        5.1       -        Opinion of Pepper Hamilton LLP regarding the validity of securities being registered

        8.1       -        Opinion of Arthur Andersen LLP regarding tax matters

       23.1       -        Consent of Arthur Andersen LLP

       23.2       -        Consent of Pepper Hamilton LLP (contained in Exhibit 5.1)

       23.3       -        Consent of Arthur Andersen LLP regarding opinion as to tax matters (contained in
                           Exhibit 8.1)

       24         -        Power of Attorney (included on signature page to this Registration Statement)

                                      II-2

ITEM 17.  UNDERTAKINGS

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on December 29, 2000.

                                       BRANDYWINE REALTY TRUST

                                       By: /s/ Gerard H. Sweeney
                                           ----------------------------------
                                       Gerard H. Sweeney
                                       President and Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Anthony A. Nichols, Sr. and Gerard H. Sweeney his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on December 29, 2000, in the capacities indicated.


                Signature                                       Title
                ---------                                       -----
        /s/ Anthony A. Nichols, Sr.                 Chairman of the Board of Trustees
--------------------------------------
            Anthony A. Nichols, Sr.

        /s/ Gerard H. Sweeney                       President, Chief Executive Officer and
--------------------------------------              Trustee (Principal Executive Officer)
            Gerard H. Sweeney

        /s/ Jeffrey F. Rogatz                       Senior Vice President and Chief
--------------------------------------              Financial Officer (Principal Financial
            Jeffrey F. Rogatz                       Officer)


        /s/ Bradley W. Harris                       Principal Accounting Officer
--------------------------------------
            Bradley W. Harris

        /s/ D. Pike Aloian                          Trustee
--------------------------------------
            D. Pike Aloian

        /s/ Donald E. Axinn                         Trustee
--------------------------------------
            Donald E. Axinn

        /s/ Walter D'Alessio                        Trustee
--------------------------------------
            Walter D'Alessio

        /s/ Robert C. Larson                        Trustee
--------------------------------------
            Robert C. Larson

        /s/ Warren V. Musser                        Trustee
--------------------------------------
            Warren V. Musser

        /s/ Charles P. Pizzi                        Trustee
--------------------------------------
            Charles P. Pizzi

                                  EXHIBIT INDEX


                Exhibit                          Exhibit
                Number                         Description
                ------                         -----------
                 5.1                   Opinion of Pepper Hamilton LLP

                 8.1                   Opinion of Arthur Andersen LLP

                23.1                   Consent of Arthur Andersen LLP